Exhibit 5.1

postal address	P.O. Box 71170 1008 BD AMSTERDAM

office address	Forum Fred. Roeskestraat 100 1076 ED AMSTERDAM The Netherlands

internet	www.loyensloeff.com
To:
James Hardie Industries N.V.
Strawinskylaan 3077 a
1077 ZX Amsterdam
JAMES HARDIE INDUSTRIES N.V.
Privileged
Amsterdam, 10 September 2008
Ladies and Gentlemen,
You have requested us, the undersigned, as special counsel on certain matters of Dutch law to James Hardie Industries N.V., a public company with limited liability under Dutch law (the “Company”) to render an opinion in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of up to 6,702,295 shares in the capital of the Company having a nominal value of €0.59 (the “Shares”) to be held (i) in part by the supervisory board under the supervisory board share plan dated 14 August 2006 (the “Supervisory Board Share Plan”) (ii) in part by the executives under the long term incentive plan dated 1 August 2006 as amended on 22 August 2008 (the “Long Term Incentive Plan”) and (iii) in part by the managing board members under the 2005 managing board transitional stock option plan dated July 2008 (the “2005 Managing Board Transitional Stock Option Plan”).
Capitalised terms used but not (otherwise) defined herein, are used as defined below. Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.
In this opinion:
“General Meeting Documentation” means collectively, documentation setting out (a) the business of the (i) annual general meeting dated 19 August 2005, (ii) the annual general meeting dated 19 September 2006, and (iii) the annual general meeting dated 22 August 2008, and (b) the details of votes cast at each such annual general meeting; and
“Plans” means collectively, the Supervisory Board Share Plan, the Long Term Incentive Plan and the 2005 Managing Board Transitional Stock Option Plan.
In rendering this opinion, we have examined and relied upon the following documents:
(1)	an electronically transmitted copy of an excerpt, dated 9 September 2008 (the “Excerpt”) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 34106455;
(2)	a facsimile copy of the deed of incorporation dated 26 October 1998 (the “Deed of

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 20 October 2006 under number 90/2006.
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Incorporation”);

(3)	a facsimile copy of the articles of association (statuten) of the Company, dated 20 August 2007 (the “Articles”);

(4)	an electronically transmitted copy of the Supervisory Board Share Plan;

(5)	an electronically transmitted copy of the Long Term Incentive Plan;

(6)	an electronically transmitted copy of the 2005 Managing Board Transitional Stock Option Plan; and

(7)	an electronically transmitted copy of the draft registration statement dated 9 September 2008 on form S-8 relating to the Registration, to be filed with SEC on or about 11 September 2008 (excluding the documents incorporated in the registration statement by reference and any annexes to it) (the “Registration Statement”).
For the purpose of the opinions expressed herein, we have assumed:
(i)	the genuineness of all signatures;

(ii)	the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals;

(iii)	the conformity to the originals of all agreements, certificates, instruments and other documents submitted to us as copies;

(iv)	that the information recorded in the Excerpt is true, accurate and complete as of the date of the Plans and the date hereof (although not constituting conclusive evidence thereof, our assumption is supported by information obtained by telephone today from the Trade Register confirming that no changes were registered after the date of the Excerpt);

(v)	that the Company has not been dissolved (ontbonden), merged (gefuseerd), split up (gesplitst), granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the “Insolvency Regulation”), listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by (a) the contents of the Excerpt, and (b) information obtained by telephone today from (i) the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands and (ii) the international bankruptcy clerk’s office (internationale faillissementsgriffie) of the court in The Hague, the Netherlands);

(vi)	that the Articles are the articles of association (statuten) of the Company in force as of the date of the Plans and the date hereof (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt);

(vii)	that the entering into the Plans by the Company is in furtherance of its corporate objects as meant in section 2:7 of the Dutch Civil Code;

(viii)	the Registration Statement has been or will have been filed with, and declared effective by, the SEC in the form referred to above;

(ix)	the Shares to be issued will be newly issued shares;
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(x)	the nominal amount of the Shares and any agreed share premium will have been validly paid;

(xi)	the Shares will be issued in registered form and in accordance with the requirements of the Articles and will be validly accepted by the subscribers for them (although not constituting conclusive evidence thereof, our assumption is supported by the General Meeting Documentation);

(xii)	the Company’s authorised share capital will at the time of issue be sufficient to allow for the issue of the Shares; and

(xiii)	the Shares will be offered, issued and accepted by the subscribers in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law and including, the Act on Financial Supervision (Wet op het financieel toezicht)).
Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to us in the course of our investigation, and (b) the qualifications and limitations stated hereinafter, we are of the opinion that on the date hereof:
Share capital
When issued, the Shares will be validly issued, fully paid up and non-assessable.
This opinion is subject to the following qualifications:
a.	The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), insolvency, fraudulent conveyance (actio Pauliana), reorganisation, suspension of payments (surseance van betaling) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights (including but not limited to the laws that apply pursuant to the Insolvency Regulation).
b.	The validity of the Plans may be affected by the ultra vires provisions of section 2:7 of the Dutch Civil Code. These provisions give legal entities the right to invoke the nullity of a transaction if such transaction entered into by such entity cannot serve to realise the objects of such entity and the other parties to such transaction knew, or without independent investigation, should have known, that such objects and purposes have been exceeded. All circumstances relevant in determining corporate benefit should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.
We express no opinion on any law other than Dutch law (unpublished case law not included) as it currently stands. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application) unless it concerns EU Regulations (Verordeningen) in effect in the Netherlands on the date of the opinion). In this opinion letter we express no opinion on tax law and on the business merits of the transaction contemplated by the Plans, on financial assistance rules or on anti-trust law. We do not express an opinion on the enforceability or validity of the Plans.
In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising thereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands. This opinion letter is issued by Loyens & Loeff N.V. only; natural
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persons or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever. This opinion letter may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies.
This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any of the above documents or any other document examined in connection with this opinion letter except as expressly confirmed herein.
This opinion letter is addressed to you and may only be relied upon by you in connection with the Registration to which the Plans relate, and may not be relied upon by any other person, firm, company, or institution without our prior written consent. It is not to be quoted or referred to in any public document or filed with anyone without our written consent except that it may be filed with the SEC as an exhibit to the Registration Statement. Our consent for that reference and filing is not required under Section 7 of the United States Securities Act of 1933, as amended.
Yours faithfully,
Loyens & Loeff N.V.

/s/ Loyens & Loeff N.V.

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